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                                                                       Exhibit 5

       THIS AGREEMENT (the "Agreement") made as of January 10, 1997 between RENAISSANCE HOTEL OPERATING COMPANY (the "Employer") and ___________ (the "Employee").


                              W I T N E S S E T H
                              -------------------

       WHEREAS, the Employee has had a long and valued association with the Employer; and

       WHEREAS, the Employee's expertise and service to the Employer have been of an extraordinary character and of particular importance to the Employer; and

       WHEREAS, the Employer wishes to retain the Employee's services and allow him to devote his undivided attention to the affairs of the Employer by providing a benefit to the Employee in the event of a "Change of Control" of the Employer's parent company;

       NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual covenants and promises of the parties hereto, the Employer and the Employee agree as follows:

       1.  Definitions.  The following words and phrases as used herein shall
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have the following meanings, unless a different meaning is required by the context:

       "Cause" shall mean any act or any failure to act on the part of the Employee which constitutes a felony for which the Employee is convicted or pleads nolo contendere.
                 ---- ----------

       "Change of Control" shall mean the first to occur of the following events:

          (a) the sale or other divestiture of all or substantially all of the assets of the Company or the Employer;

          (b) the acquisition by any person or affiliated group of persons of more than 50% of the outstanding common stock of the Company or of the Employer; or

          (c) a change in the composition of the Board such that a majority of the Board is not comprised of persons affiliated with or employed by New World Group Members (as such term is defined in the Company's prospectus with respect to its September 1995 initial public offering).

       "Code" shall mean the Internal Revenue Code of 1986, as amended.
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     "Company" shall mean Renaissance Hotel Group N.V., the parent company of the Employer.

     "Good Reason" shall mean the occurrence of any of the following with respect to the Employee or his status, position, responsibilities or compensation existing immediately prior to a Change of Control, unless the Employee has consented thereto in writing: (i) any limitation of the Employee's responsibilities or duties, or any demotion in the Employee's position, (ii) any removal of the Employee from, or failure to re-elect the Employee to, any of the positions with the Employer or the Company held by the Employee, (iii) any reduction in the Employee's annual base salary or fringe benefit coverages, (iv) any detrimental change in the Employee's bonus entitlement or in the formula or method of calculation of such bonus, (v) any change in the Employee's travel obligations, or
     (vi) any change in the Employee's principal work location or the location of the Employee's primary work group by more than 35 miles from such Employee's or work group's current location.

     "Involuntary Termination" shall mean a termination by the Employer of the Employee's employment for any reason other than Cause or the resignation by the Employee from his employment with the Employer for Good Reason.

     "Severance Amount" shall mean the amount determined pursuant to
     Section 2.

     2.  Amount of Severance Benefit.  The Severance Amount to which the
         ---------------------------
Employee shall be entitled under this Agreement shall be equal to U.S.
$_________.

     3.  Entitlement; Payment in Lump Sum.  In the event  the Employee's
         --------------------------------
employment with the Employer terminates within two years after a Change of Control due to an Involuntary Termination, the Severance Amount shall be paid in a lump sum by the Employer immediately upon or following the Employee's Involuntary Termination.

     4.  Excess Parachute Tax Gross-Up.  To provide the Employee with adequate
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protection in connection with the Employee's ongoing employment with the
Employer, the Employer provides the Employee with various benefits pursuant to this Agreement and otherwise. On or following a "Change in Control," within the meaning of Section 280G of the Code, it is possible that a portion of those benefits might be characterized as "excess parachute payments," within the meaning of Section 280G of the Code. The Employer acknowledges that the protections set forth in this Section 4 are important, and it is agreed that the Employee should not have to bear the burden of any excise tax that might be levied under Section 4999 of the Code in the event that a portion of the benefits payable to the Employee pursuant to this Agreement or otherwise are treated as excess parachute payments. The Employer and the Employee therefore agree as follows:

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               (a)  Notwithstanding any other provision of this Agreement to the contrary, if it shall be determined that any payment or benefit provided by the Employer and any other person to or for the benefit of the Employee (whether paid or payable or provided or providable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by
                    Section 4999 of the Code, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Employer shall pay to or on behalf of the Employee an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

               (b) All determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent public accounting firm with a national reputation in the United States that is selected by the Employer (the "Accounting Firm") which shall provide detailed support and calculations both to the Employee and to the Employer within fifteen (15) business days after the receipt of notice from the Employer that there has been a Payment. The amount of any Gross-Up Payment shall be paid in a lump sum within seven days following such determination by the Accounting Firm. In the event that the Accounting Firm's determination is not finally accepted by the Internal Revenue Service upon any audit, then an appropriate adjustment, including penalties and interest, if any, shall be computed (with an additional Gross-Up Payment, if applicable) by the Accounting Firm based upon the final amount of the Excise Tax so determined. Such adjustment shall be paid by the appropriate party in a lump sum within seven days following the computation of such adjustment by the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Employer.

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     5.  Withholding.  Payments under this Agreement are subject to such
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federal, state and local income tax withholding and all other federal, state and local taxes as are applicable. The Employer shall withhold from any payments it makes all applicable federal, state and local withholding taxes.

     6.  ERISA.  To the extent that this Agreement is considered to be a plan
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for purposes of the Employee Retirement Income Security Act of 1974, as amended
("ERISA"), it shall be considered an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees, within the meaning of U.S. Department of Labor Regulations Section 2520.104-24.

     7.  Non-Property Interest.  All benefits payable under this Agreement shall
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be paid out of the general assets of the Employer.  The Employee shall have solely the status of a general unsecured creditor of the Employer and this Agreement constitutes a mere promise by the Employer to make benefit payments in the future. Nothing herein contained shall be construed to give to or vest in the Employee or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract or other property of any kind whatsoever owned by the Employer or the Company, or in which the Employer or the Company may have any right, title or interest now or at any time in the future. It is the intention of the Employer and the Employee that this Agreement be unfunded for tax purposes and for purposes of Title I of ERISA.

     8.  Other Rights.  This Agreement shall not affect or impair the rights or
         ------------
obligations of the Employee, the Employer or the Company under any other written agreement, contract, arrangement, or pension, profit sharing or other compensation agreement; provided, however, that, from and after a Change of Control and so long as this Agreement is in effect, the Employee shall not be entitled to any severance benefits under any other agreement or policy of the Employer or the Company or any other agreement between the Employee and the Employer or the Company, including any salary continuation or other post-termination benefits under an employment agreement between the Employee and the Employer or the Company. Notwithstanding any other provision of this Agreement, the Employer may require the Employee to execute an appropriate release with respect to any such employment agreement as a condition to the receipt of the Severance Amount under this Agreement.

     9.  Modification of Agreement.  No waiver or modification of this Agreement
         -------------------------
or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the Employer and the Employee.

     10.  Severability.  If any term or condition of this Agreement shall be
          ------------
invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

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     11.  No Employment Rights.  Neither this Agreement nor any provisions of
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this Agreement shall be held or construed to confer upon any employee the right to a continuation of employment by the Employer. Subject to any applicable employment agreement, the Employer reserves the right to dismiss the Employee, or otherwise deal with the Employee to the same extent as though this Agreement had not been entered into.

     12.  Incapacity.  If  the Employer determines that the Employee is unable
          ----------
to care for his affairs because of illness or accident, any benefit due the Employee may be paid to the Employee's spouse or to any other person deemed by the Employer to have incurred expense for the Employee (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Employer's obligation hereunder.

     13.  Transferability of Rights.  The Employer shall have the unrestricted
          -------------------------
right to transfer its obligations under this Agreement to any person, including, but not limited to, any purchaser of all or any part of the Employer's or the Company's business. The Employee's rights to benefit payments under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee. This Agreement shall inure to the benefit of and be binding upon the Employee, his heirs, executors and administrators, and the Employer, its successors and assigns.

     14.  Notices.  All notices, requests, consents and other communications
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which either party is required or may desire to serve upon the other shall be in writing and shall be personally delivered, or mailed in the United States mail, enclosed in a registered or certified postpaid envelope, addressed to the other party at the address set forth below its signature hereto or to such changed address as such party may have fixed by notice. Any notice shall be deemed given when received.

     15.  Governing Law.  This Agreement shall be construed, administered, and
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enforced according to the laws of the State of New York, except to the extent that such laws are preempted by the federal laws of the United States of America.

     16.  Arbitration of All Disputes.  Any controversy or claim arising out of
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or relating to this Agreement shall be settled exclusively by arbitration in the
City of Cleveland, Ohio. The arbitration shall be conducted in accordance with the then existing rules of the American Arbitration Association. The arbitrators shall not have the power to add to or delete from or otherwise amend the provisions of this Agreement. The decision rendered by the arbitrators shall be final and binding upon all parties. The costs and expenses of the arbitration shall be borne by

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each respective party; provided, however, that the arbitrators shall award costs and expenses to the Employee if the Employee is the prevailing party. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                    RENAISSANCE HOTEL OPERATING COMPANY


                    By:
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                    Address: 29800 Bainbridge Road
                             Cleveland, OH  44139-2297



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                    Address:

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